Filed under Rule 433

File No. 333-132911 and 333-132911-01

Merrill Lynch & Co., Inc.

Term Sheet

Issuer:	Merrill Lynch Capital Trust I

Guarantor:	Merrill Lynch & Co., Inc.

Securities:	Trust preferred securities representing undivided beneficial interests in the assets of the Issuer whose sole assets will consist of the Income Capital Obligation NotesSM (“ICONs”) of the Guarantor

Expected Ratings:	A1/A/A+ (Moody’s/S&P/Fitch). None of these securities ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating

Size:	$1,000,000,000 (40 million trust preferred securities)

Overallotment Option:	6 million trust preferred securities

Maturity Date:	December 15, 2066, subject to extension to as late as December 15, 2086

Election Dates:	Each election to extend the maturity date of the ICONs by an additional 10 years may be made on each of December 15, 2016 and December 15, 2026 on the terms set forth in the prospectus supplement

Coupon/Distribution Rate:	6.45% per annum through December 15, 2066; Three-Month LIBOR Rate plus 1.327% thereafter if the maturity date of the ICONs is extended

1st Coupon/Distribution:	March 15, 2007 and quarterly thereafter

Day Count:	30/360 until December 15, 2066; actual/360 thereafter if the maturity date of the ICONs is extended

Payment Deferral:	Distributions may be deferred for up to 10 years on the terms set forth in the prospectus supplement

Step Up:	None

DRD/QDI Eligible:	Not eligible

Redemption:	On or after December 15, 2011 at $25 per trust preferred security plus accrued and unpaid distributions and prior to that date on the terms set forth in the prospectus supplement

SM Income Capital Obligation Notes is a service mark of Merrill Lynch & Co., Inc.

Make-Whole Premium:	If applicable, to be determined at a discount rate equal to the Treasury Yield plus 25 basis points

Liquidation Amount / Par:	$25 per trust preferred security

Trade Date:	December 7, 2006

Settle:	December 14, 2006 (T+5)

Expected Listing:	NYSE

Public Offering Price:	$25 per trust preferred security

Net Proceeds (before expenses) to Issuer:	$969,210,700

Sole Structuring Advisor and Sole Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Sr. Co-Managers:	Citigroup, Morgan Stanley, UBS Investment Bank, Wachovia Securities

Jr. Co-Managers:	Barclays Capital, Countrywide, Deutsche Bank Securities, Fifth Third Securities, Inc., HSBC, ING Financial Markets, Jefferies & Co., KeyBanc Capital Markets, Mellon Securities LLC, Morgan Keegan & Company, Inc., National City Capital Markets, RBS Greenwich Capital, Santander Investment Securities Inc., SunTrust Robinson Humphrey, U.S. Bancorp Investments, Inc., Wells Fargo Securities, Zions Direct, Inc.

CUSIP/ISIN:	590199 20 4/US5901992041

Merrill Lynch & Co., Inc and Merrill Lynch Capital Trust I have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and other documents filed with the SEC and incorporated by reference in such documents for more complete information about Merrill Lynch & Co., Inc., Merrill Lynch Capital Trust I and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov, as listed below. Alternatively Merrill Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you these documents if you request them by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.

You may access the documents listed below on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Preliminary prospectus supplement dated December 6, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506247948/d424b5.htm

•	Prospectus dated December 6, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506247586/0001193125-06-247586-index.htm